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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Financial Highlights" in the Proxy Statement and to the incorporation by reference of our report dated May 21, 2008 with respect to the financial statements and financial highlights of RiverSource Equity Value Fund included in the Annual Report for the year ended March 31, 2008 and the incorporation by reference of our report dated September 22, 2008 with respect to the financial statements and financial highlights of RiverSource Large Cap Value Fund included in the Annual Report for the year ended July 31, 2008 in the Registration Statement (Form N-14) of the RiverSource Strategy Series, Inc. filed with the Securities and Exchange Commission in this Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-157517).


                                        /s/ Ernst & Young LLP

Minneapolis, Minnesota
April 13, 2009